Exhibit 99.1

For Immediate Release

Danka Reports Third Quarter and Year to Date Results

ST. PETERSBURG, FLORIDA (February 4, 2004) – Danka Business Systems PLC (NASDAQ: DANKY) today announced results for the three and nine month periods ended December 31, 2003. The highlights for the quarter reflect:

•	as expected, the company delivered substantially improved overall operating performance versus the first two quarters,

•	an increase in cash of almost $7 million during the quarter, after interest payments of approximately $13 million, and

•	significant progress in the implementation of its restructuring plan, resulting in lower SG&A.

Listed below are definitions of non-GAAP terms that are used in this press release. Adjusted EBITDA is defined as net income before income taxes, interest expense, depreciation, amortization, restructuring charges/(credits) and write-off of debt issuance costs (see GAAP reconciliation on page 10). Free cash flow is defined as net cash provided by operating activities, less capital expenditures, plus proceeds from the sale of property and equipment (see GAAP reconciliation on page 11). Net debt is defined as current maturities of long-term debt and notes payable plus long-term debt and notes payable less cash and cash equivalents (see GAAP reconciliation on page 11).

The company will hold a conference call today at 10:00 a.m. EST to discuss these results.

Third Quarter Results

Total revenues were $331.1 million in the third quarter of fiscal year 2004, a decline of $22.0 million or 6.2% from the year-ago quarter including a currency benefit of 7.1%. Retail equipment and related sales revenue were $114.6 million in the third quarter, a 5.9% decrease from the year-ago quarter. This decrease was primarily due to reduced revenues in the U.S. and Europe offset, in part, by an increase in International. Retail service revenues were $156.5 million in the third quarter, down 10.1% from the year-ago quarter. This decrease was primarily due to a decline in the U.S. Retail service revenues increased slightly from the second quarter. Retail supplies and rental revenues were $35.0 million during the third quarter, a 0.3% decrease from the year-ago quarter. This decrease was primarily due to the past downsizing of the capital intensive U.S. and European rental business and a reduction in our U.S. supplies business. Wholesale revenues were $25.0 million during the third quarter, a 12.8% increase from the year-ago quarter which is attributable to a foreign currency benefit.

Total gross margins decreased to 36.3% in the third quarter from 37.2% in the year-ago and sequential quarter. Gross margins in the U.S. decreased to 39.6% from 42.2% in the year-ago quarter while Europe’s gross margins increased slightly to 31.9% from 31.7% and International’s gross margins increased to 36.6% from 31.4% in the year-ago quarter.

The retail equipment and related sales margin increased to 35.1% in the third quarter from 34.0% in the year-ago quarter primarily due to a shift in the mix of our sales toward higher margin equipment in Europe and International even though we experienced a $2.0 million decrease in lease and residual payments in the U.S. from a diminishing external lease funding program which contributed $2.4 million, or 2.0% to gross margins in the year-ago quarter. Gross margins for retail service decreased to 38.7% from 40.2% primarily due to a decrease in the U.S. offset by improved operational efficiency in Europe. Gross margins for supplies and rentals decreased to 41.1% from 45.2% in the year–ago quarter due to declines in Europe. The wholesale gross margins increased to 19.4% from 18.5%.

Overall, SG&A expenses in the third quarter decreased by $11.2 million or 9.3% from the year-ago quarter to $108.7 million. The decrease was due to the Company’s ongoing cost reduction efforts, the progress in the implementation of our worldwide cost restructuring program and $3.0 million of one-time favorable pension adjustments in Europe offset, in part, by an unfavorable foreign currency movement of $7.2 million. As a percentage of revenue, SG&A costs decreased to 32.8% from 34.0% in the year-ago quarter and 36.9% in the second quarter. Total capital expenditures in the quarter were $4.8 million which, as expected, was a substantial decrease from prior quarters. This decrease was driven in part by reductions in capital spending resulting from the completion of the implementation of phase one of our Oracle ERP system in the U.S. and the substantial completion of our U.S. headquarters building.

Danka Reports Third Quarter and Year to Date Results

February 4, 2004

On December 12, 2003, the company announced the initial phase of a cost restructuring plan that is expected to provide total annual savings of approximately $40 to $45 million, primarily resulting from headcount and facility reductions. As a result of the employee severance and related costs, and the costs associated with the facility reductions, the Company took a restructuring charge of $20.0 million in the quarter.

In addition to the plan announced on December 12, 2003, Danka will take immediate additional steps designed to further reduce costs. These further reductions will be focused in all segments of the business and are expected to result in an additional restructuring charge ranging from $20 to $25 million. These actions are expected to provide additional annual savings of up to $11 million when fully implemented. These reductions primarily result from a decrease of approximately 375 employees or approximately 5% of the workforce. These additional steps will be instrumental in Danka achieving its longer-term goal of lowering SG&A to 30% of revenue.

Including the initial restructuring charges discussed above, the company reported an operating loss of $10.6 million for the third quarter of fiscal year 2004 compared to operating earnings of $12.8 million in the comparable year-ago quarter. The company’s net loss for the third quarter was $16.9 million or a loss of $.35 per basic and diluted American Depository Share (ADS) after allowing for the dilutive effect of dividends and accretion on participating shares.

CEO Comments and Observations

Danka Chairman and Chief Executive Officer, Lang Lowrey, commented, “Our third quarter was highlighted by a 76% increase in Adjusted EBITDA over our second quarter. I am pleased with the rebound in the U.S. which contributed significantly to this improvement. Our Adjusted EBITDA totaled $24.4 million and was assisted by a $3.0 million gain from one-time European pension adjustments. We continued to increase our cash balance in a quarter where we paid our semi-annual interest of approximately $13 million. This and the additional cash generated in the normal course of our business will allow us to fund the restructuring plan as well as accelerate our growth plans, to which we will be devoting substantial attention in the coming quarters. We continue to experience a favorable confluence of events which include revenue stabilization, costs rationalization and positioning for growth. Of course, all of this has created a high level of enthusiasm about our future prospects”.

Danka increased its cash balance in the third quarter to $105.1 million from $98.3 million in the previous quarter.

Nine Month Results

Total revenues were $987.8 million in the first nine months of fiscal year 2004, a decline of $56.1 million or 5.4% from the year-ago period, including a currency benefit of 6.6%. Retail equipment and related sales revenue were $342.6 million in the first nine months, a 2.1% decrease from the year-ago period. The decrease was primarily due to decreased revenues in the U.S. and Europe. Retail service revenues were down 9.2% from the year-ago period to $477.7 million. This decline was largely due to the continuing industry-wide conversion from analog-to-digital equipment. Retail supplies and rental revenues were $97.2 million during the first nine months, an 8.9% decrease from the year-ago period. This decrease was primarily due to the company’s downsizing of the capital intensive U.S. and European rental business. Wholesale revenues were $70.3 million during the first nine months, a 14.5% increase from the year-ago period which is attributable entirely to a foreign currency benefit.

Total gross margins decreased slightly to 36.7% in the first nine months from 37.3% in the year-ago period. Gross margins in the U.S. declined to 40.6%, from 42.4% in the year-ago period while Europe’s gross margins increased to 32.2% from 32.1% and International’s gross margins increased to 36.1% from 27.9% in the year-ago period. The International gross margin percentage for the year-ago period was adversely affected by a $3.4 million charge that consisted primarily of inventory and residual write-downs in Canada in the prior year second quarter.

The retail equipment and related sales margin increased slightly to 34.0% in the first nine months from 33.9% in the year-ago period. The retail equipment and related sales revenue gross margin increased despite an $8.8 million decrease in lease and residual payments from a diminishing external lease funding program which contributed $10.6 million to gross margins in the year-ago period. Gross margins for retail service increased slightly to 40.5% from 40.4% primarily due to operational efficiencies in Europe. Gross margins for supplies and rentals decreased to 40.7% from 43.1%. The wholesale gross margins increased to 19.2% from 19.0%.

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Danka Reports Third Quarter and Year to Date Results

February 4, 2004

During the first nine months, SG&A decreased by $11.3 million or 3.2% to $346.3 million from the year-ago period. This decrease was due to our ongoing cost reduction efforts, the progress in the implementation of our restructuring program and favorable one-time pension adjustments in Europe. The unfavorable foreign currency movement increased SG&A by 5.4% or $19.2 million. As a percentage of revenue for the period, SG&A costs increased to 35.1% from 34.3%.

Danka reported an operating loss of $4.7 million in the first nine months of fiscal year 2004 compared to operating earnings of $37.1 million in the comparable year-ago period. The company’s net loss for the first nine months was $35.0 million, compared to net earnings of $10.8 million in the year-ago period. The net loss for the first nine months includes the impact of the $20.6 million pre-tax write-off of debt issuance costs related to the company’s former credit facility and the $20.0 million third quarter pre-tax restructuring charge. After allowing for the dilutive effect of dividends and accretion on participating shares, Danka posted a loss in the first nine months of $.79 per basic and diluted ADS compared to a loss of $.04 per basic and diluted ADS in the year-ago period.

Net cash provided by operating activities during the nine months ended December 31, 2003 was $52.3 million compared to $121.8 million in the year-ago period. The decrease in free cash flow is primarily related to the reduction in net working capital that occurred last year during the de-leveraging of the company. In the first nine months of the prior fiscal year, $55.2 million of free cash flow was generated from net working capital versus $6.2 million this fiscal year. Total capital expenditures to date in the current fiscal year were $35.9 million compared to $32.1 million in the year-ago period. Total capital expenditures during the current fiscal year related to the Vision 21 project and the new U.S. headquarters building were $11.3 million and $6.3 million, respectively.

CFO Comments and Observations

“We are pleased with our strong cash generation in the third fiscal quarter, which helped us reduce our net debt to its lowest level in recent years. We also concluded a new credit facility in Europe which will free up restricted cash, increase short-term liquidity and allow us to better manage our cash globally,” stated Mark Wolfinger, Danka’s Chief Financial Officer. “In addition to those accomplishments, the operating groups have begun to execute on their cost reduction initiatives and made strides toward achieving our long-term 30% SG&A goal”.

Conference Call

A conference call and webcast to discuss Danka’s third quarter and year to date fiscal year 2004 results has been scheduled for today, Wednesday, February 4 at 10:00 a.m. EDT. To access the webcast, please go to www.danka.com. U.S., Canada and some U.K. callers please dial (800) 901-5259; International callers please dial (617) 786-4514. You must also enter reservation number 79256364. If you are unable to join the call, a recording will be available via an instant replay approximately two hours after the call’s completion. To access the replay of the call, U.S., Canada and some U.K. callers may dial (888) 286-8010; International callers may dial (617) 801-6888. You must also enter reservation number 90812093. This playback will be available through 5:00 p.m. EDT on Wednesday, February 11, 2004.

About Danka

Danka delivers value to clients worldwide by using its expert technical and professional services to implement effective document information solutions. As one of the largest independent providers of office imaging equipment, document solutions and related services and supplies, Danka enables choice, convenience and continuity. Danka’s vision is to empower customers to benefit fully from the convergence of image and document technologies in a connected environment. This approach should strengthen the company’s client relationships and expand its strategic value.

# # #

Certain statements contained herein, or otherwise made by our officers, including statements related to our future performance and our outlook for our businesses and respective markets, projections, statements of our plans or objectives, forecasts of market trends and other matters, are forward-looking statements, and contain information relating to us that is based on our beliefs as well as assumptions, made by, and information currently available to us. The words “goal”, “anticipate”, “expect”, “believe” and similar expressions as they relate to us are intended to identify forward-looking statements, although not all forward looking statements contain such identifying words. No assurance can be given that the results in any forward-looking statement will be achieved. For the forward-looking statements, we claim the protection of the safe harbor for forward-looking statements provided for in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause

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Danka Reports Third Quarter and Year to Date Results

February 4, 2004

such actual results to differ materially from those reflected in any forward-looking statements include, but are not limited to, the following: (i) any inability to successfully implement our strategy; (ii) any inability to comply with the financial or other covenants in our debt instruments; (iii) any material adverse change in financial markets, the economy or in our financial position; (iv) increased competition in our industry and the discounting of products by our competitors; (v) new competition as the result of evolving technology; (vi) any inability by us to procure, or any inability by us to continue to gain access to and successfully distribute, new products, including digital products, color products, multi-function products and high-volume copiers, or to continue to bring current products to the marketplace at competitive costs and prices; (vii) any inability to arrange financing for our customers’ purchases of equipment from us; (viii) any inability to successfully enhance and unify our management information systems; (ix) any inability to record and process key data due to ineffective implementation of business processes and policies; (x) any negative impact from the loss of a key vendor or customer; (xi) any negative impact from the loss of any of our senior or key management personnel; (xii) any change in economic conditions in domestic or international markets where we operate or have material investments which may affect demand for our products or services; (xiii) any negative impact from the international scope of our operations; (xiv) fluctuations in foreign currencies; (xv) any inability to achieve or maintain cost savings; (xvi) any incurrence of tax liabilities beyond our current expectations, which could adversely affect our liquidity; and (xvii) any delayed or lost sales and other impacts related to the commercial and economic disruption caused by past or future terrorist attacks, the related war on terrorism, and the fear of additional terrorist attacks; and (xviii) other risks including those risks identified in any of our filings with the Securities and Exchange Commission, or the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect our analysis only as of the date they are made. Except as required by applicable law, we undertake no obligation, and do not intend, to update these forward-looking statements to reflect events or circumstances that arise after the date they are made. Furthermore, as a matter of policy, we do not generally make any specific projections as to future earnings, nor do we endorse any projections regarding future performance, which may be made by others outside our company.

Danka is a registered trademark and Danka @ the Desktop is a trademark of Danka Business Systems PLC.

United Kingdom Companies Act: The financial information contained in this announcement for the quarter ended December 31, 2003 is unaudited and does not constitute full statutory accounts within the meaning of Section 240 of the United Kingdom Companies Act 1985. Statutory accounts for the quarter ended December 31, 2003 have been delivered to the Registrar of Companies for England and Wales.

This press release contains information regarding Adjusted EBITDA that is computed as net income before income taxes, interest expense, depreciation, amortization, restructuring charges and write-off of debt issuance costs, free cash flow that is computed as net cash provided by operating activities less capital expenditures plus proceeds from the sale of property and equipment and net debt that is computed as current maturities of long-term debt and notes payable plus long-term debt and notes payable less cash and cash equivalents. These measures are non-GAAP financial measures, defined as numerical measures of our financial performance that exclude or include amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in our statement of operations, balance sheet or statement of cash flows. Pursuant to the requirements of Regulation G, we have provided a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures.

Although Adjusted EBITDA, free cash flow and net debt represent non-GAAP financial measures, management considers these measures to be key operating metrics of our business. Management uses these measures in its planning and budgeting processes, to monitor and evaluate its financial and operating results and to measure performance of its separate divisions. Management also believes that Adjusted EBITDA, free cash flow and net debt are useful to investors because they provide an analysis of financial and operating results using the same measures that management uses in evaluating the company. Management expects that such measures provide investors with the means to evaluate our financial and operating results against other companies within our industry. In addition, management believes that these measures are meaningful to investors in evaluating our ability to meet our future debt service requirements, to fund our capital expenditures and working capital requirements. Our calculation of Adjusted EBITDA, free cash flow and net debt may not be consistent with the calculation of these measures by other companies in our industry. Adjusted EBITDA, free cash flow and net debt are not measurements of financial performance under GAAP and should not be considered as an alternative to net income (loss) as an indicator of our operating performance or cash flows from operating activities as a measure of liquidity or any other measures of performance derived in accordance with GAAP.

Contacts:	Danka St. Petersburg – Donald Thurman, 770-280-3990
Danka London – Paul G. Dumond, 44-207-605-0154

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Danka Reports Third Quarter and Year to Date Results

February 4, 2004

Danka Business Systems PLC

Consolidated Statements of Operations for the three and nine months ended December 31, 2003 and 2002

(In thousands, except per American Depositary Share (“ADS”) amounts)

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002
Revenue:
Retail equipment and related sales	$114,607	$121,768	$342,608	$349,913
Retail service	156,493	174,098	477,717	525,972
Retail supplies and rentals	35,012	35,113	97,176	106,642
Wholesale	24,969	22,136	70,328	61,399

Total revenue	331,081	353,115	987,829	1,043,926

Costs and operating expenses:
Cost of retail equipment sales	74,373	80,427	226,260	231,124
Retail service costs	95,940	104,142	284,344	313,298
Retail supplies and rental costs	20,614	19,245	57,622	60,719
Wholesale costs of revenue	20,132	18,048	56,832	49,703
Selling, general and administrative expenses	108,720	119,926	346,322	357,643
Restructuring charges (credits)	20,046	—	19,452	(556)
Other (income) expense	1,861	(1,491)	1,651	(5,085)

Total costs and operating expenses	341,686	340,297	992,483	1,006,846

Operating earnings (loss)	(10,605)	12,818	(4,654)	37,080
Interest expense	(7,931)	(8,734)	(25,753)	(23,038)
Interest income	429	419	978	739
Writeoff of debt issuance costs	—	—	(20,562)	—

Earnings (loss) before income taxes	(18,107)	4,503	(49,991)	14,781
Provision (benefit) for income taxes	(1,166)	1,219	(14,995)	3,990

Net earnings (loss)	$(16,941)	$3,284	$(34,996)	$10,791

Calculation of (loss) earnings per ADS
Earnings (loss)	$(16,941)	$3,284	$(34,996)	$10,791
Dividends and accretion on participating shares	(4,811)	(4,528)	(14,216)	(13,384)

Income (loss) available to common shareholders	$(21,752)	$(1,244)	$(49,212)	$(2,593)

Basic (loss) earnings available to common shareholders per ADS:
Net earnings (loss) per ADS, continuing operations	$(0.35)	$(0.02)	$(0.79)	$(0.04)

Weighted average ADSs	62,531	62,194	62,474	62,078
Diluted (loss) earnings available to common shareholders per ADS:
Net earnings (loss) per ADS	$(0.35)	$(0.02)	$(0.79)	$(0.04)

Weighted average ADSs	62,531	62,194	62,474	62,078

Certain prior year amounts have been reclassified to conform to current year presentation.

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Danka Reports Third Quarter and Year to Date Results

February 4, 2004

Danka Business Systems PLC

Condensed Consolidated Balance Sheets as of December 31, 2003 and March 31, 2003

(In Thousands)

(Unaudited)

	December 31, 2003	March 31, 2003
Assets
Current assets:
Cash and cash equivalents	$105,055	$81,493
Accounts receivable, net	241,227	257,329
Inventories	106,571	111,471
Prepaid expenses, deferred income taxes and other current assets	31,471	45,879

Total current assets	484,324	496,172

Equipment on operating leases, net	32,804	39,829
Property and equipment, net	73,547	67,782
Goodwill, net	280,156	256,990
Noncompete agreements, net	2,281	799
Deferred income taxes	92,958	78,480
Other assets	26,636	41,568

Total assets	$992,706	$981,620

Liabilities and shareholders’ equity
Current liabilities:
Current maturities of long-term debt and notes payable	$2,405	$58,443
Accounts payable	122,722	140,207
Accrued expenses and other current liabilities	116,196	101,749
Taxes payable	117,962	112,311
Deferred revenue	43,334	40,628

Total current liabilities	402,619	453,338

Long-term debt and notes payable, less current maturities	242,093	174,412
Deferred income taxes and other long-term liabilities	32,033	29,785

Total liabilities	676,745	657,535

6.5% convertible participating shares	272,493	258,376

Shareholders’ equity:
Ordinary shares, 1.25 pence stated value	5,182	5,167
Additional paid-in capital	327,768	327,173
Accumulated deficit	(239,104)	(189,995)
Accumulated other changes	(50,378)	(76,636)

Total shareholders’ equity	43,468	65,709

Total liabilities & shareholders’ equity	$992,706	$981,620

Certain prior year amounts have been reclassified to conform to current year presentation.

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Danka Reports Third Quarter and Year to Date Results

February 4, 2004

Danka Business Systems PLC

Consolidated Statements of Cashflows for the nine months ended December 31, 2003 and 2002

(In Thousands)

(Unaudited)

	December 31, 2003	December 31, 2002
Operating activities:
Net earnings (loss)	$(34,996)	$10,791
Adjustments to reconcile net earnings (loss) to net cash provided:
Depreciation and amortization	39,274	43,112
Deferred income taxes	(14,352)	(5,455)
Amortization of debt issuance costs	4,993	7,090
Writeoff of debt issuance costs	20,562	—
Loss on sale of property and equipment and equipment on operating leases	1,959	3,589
Proceeds from sale of equipment on operating leases	2,790	1,922
Restructuring and other special charges (credits)	19,452	(556)
Changes in net assets and liabilities:
Accounts receivable	16,440	40,358
Inventories	4,900	22,020
Prepaid expenses and other current assets	3,345	5,280
Other non-current assets and other items	2,412	5,938
Accounts payable	(19,696)	3,149
Accrued expenses and other current liabilities	1,230	(15,073)
Deferred revenue	2,706	(2,329)
Other long-term liabilities	1,254	2,013

Net cash provided by operating activities	52,273	121,849

Investing activities:
Capital expenditures	(35,872)	(32,054)
Proceeds from the sale of property and equipment	706	463

Net cash provided by/(used) in investing activities	(35,166)	(31,591)

Financing activities:
Net payments under line of credit agreements	(112,960)	(53,000)
Net proceeds/(payments) under capital lease arrangements	2,436	2,777
Payments of debt	(48,867)	(14,490)
Proceeds from debt	170,905	—
Payment of debt issue costs	(10,767)	(17,162)

Net cash provided by/(used) in financing activities	747	(81,875)

Effect of exchange rates	5,708	3,789

Net increase (decrease) in cash and cash equivalents	23,562	12,172
Cash and cash equivalents, beginning of period	81,493	59,470

Cash and cash equivalents, end of period	$105,055	$71,642

Certain prior year amounts have been reclassified to conform to current year presentation.

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Danka Reports Third Quarter and Year to Date Results

February 4, 2004

Danka Business Systems PLC

Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation, Amortization, Restructuring and Write-off of Debt Issuance Costs) for the three months ended

(In Thousands)

(Unaudited)

	December 31, 2003	September 30, 2003	June 30, 2003
Net income (loss)	(16,941)	(17,259)	(796)
Provision (benefit) for income taxes	(1,166)	(10,103)	(3,726)
Interest expense	7,931	8,069	9,753
Depreciation and amortization	14,578	12,659	12,037
Restructuring Charge/(Credit)	20,046	—	(594)
Write off of Debt Issuance Costs	—	20,562	—

Adjusted EBITDA	24,448	13,928	16,674

Danka Business Systems PLC

Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation, Amortization, Restructuring and Write-off of Debt Issuance Costs) for the three months ended

(In Thousands)

(Unaudited)

	March 31, 2003	December 31, 2002	September 30, 2002	June 30, 2002
Net income (loss)	(1,058)	3,284	1,756	5,752
Provision (benefit) for income taxes	(386)	1,219	644	2,127
Interest expense	9,785	8,734	6,881	7,423
Depreciation and amortization	14,716	13,991	14,579	14,542
Restructuring Charge/(Credit)	—	—	(555)	—
Write off of Debt Issuance Costs	—	—	—	—

Adjusted EBITDA	23,057	27,228	23,305	29,844

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Danka Reports Third Quarter and Year to Date Results

February 4, 2004

Danka Business Systems PLC

Free cash flow for the three and nine months ended December 31, 2003 and 2002

(In Thousands)

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002
Net cash provided by operating activities	$8,323	$54,263	$52,273	$121,849
Capital expenditures	(4,785)	(14,613)	(35,872)	(32,054)
Proceeds from the sale of property and equipment	4	229	706	463

Free cash flow	$3,542	$39,879	$17,107	$90,258

Danka Business Systems PLC

Net Debt as of December 31, 2003 and March 31, 2003

(In Thousands)

(Unaudited)

	For the Three Months Ended
	December 31, 2003	March 31, 2003
Current maturities of long-term debt and notes payable	$2,405	$58,443
Long-term debt and notes payable	242,093	174,412
Less: Cash and cash equivalents	(105,055)	(81,493)

Net Debt	$139,443	$151,362

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